PRICING SUPPLEMENT NO. 96-28 Dated December 16, 1996      Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996        File No. 33-64357




                        BENEFICIAL CORPORATION


                       Medium-Term Notes, Series H
                          (Book Entry Notes)



Bear, Stearns & Co. Inc. purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on January 15, 1999, at a principal price of $50,000,000 for resale to investors from time to time at prices based on market conditions at the time of resale.


      Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  January 15, 1999       Interest Determination Date:
                                         Same as Interest Reset Date
Interest Rate Basis:
  Federal Funds Rate                   Interest Reset Dates:
                                         Each Business Day (as further
Specify Other Base Rate:  N/A            described in the Prospectus
                                         Supplement) except that the rate
Index Maturity:  N/A                     applied to the two Business Days
                                         prior to the Maturity Date or
Spread: plus 0.20%                       any Interest Payment Date will
                                         be the rate applied to the
Spread Multiplier:  N/A                  second Business Day preceding
                                         such Maturity Date or Interest
Maximum Interest Rate:  N/A              Payment Date.

Minimum Interest Rate:  N/A            Settlement Date (Issue Date):
                                         December 19, 1996
Interest Payment Dates:
  Quarterly on the 15th of each        Calculation Agent:
  January, April, July and               The Chase Manhattan Bank
  October, commencing on January
  15, 1997, through and including      Optional Repayment Date(s):
  the Maturity Date.                     N/A

Initial Interest Rate:                 Additional Terms:
  Determined as if the Settlement        For the purposes of the Notes
  Date was an Interest Reset Date        contemplated hereunder, interest
                                         payments will include interest
                                         accrued to, but excluding, the
                                         Interest Payment Date.